EXHIBIT 5.1

WINSTON & STRAWN LLP

35 W. Wacker Drive

Chicago, IL 60601

October 23, 2006

Energy Transfer Partners, L.P.

2838 Woodside Street

Dallas, Texas 75204

Re:	Registration Statement on Form S-3 of Energy Transfer Partners, L.P. and the Subsidiary Guarantors – Registration of the Offering of $400,000,000 aggregate principal amount of 6.125% Senior Notes due 2017 and $400,000,000 aggregate principal amount of 6.625% Senior Notes due 2036

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), and certain of its subsidiaries (the “Subsidiary Guarantors”) in connection with the public offering of $400,000,000 aggregate principal amount of 6.125% Senior Notes due 2017 (the “2017 Notes”) and $400,000,000 aggregate principal amount of 6.625% Senior Notes due 2036 (the “2036 Notes”, and collectively with the 2017 Notes, the “Notes”), in each case issued by the Partnership. The Notes are being guaranteed by the Subsidiary Guarantors (the “Guarantees”, and collectively with the Notes, the “Securities”). The Securities are being issued under the Partnership’s Indenture, dated as of January 18, 2005, as supplemented by that certain First Supplemental Indenture, dated as of January 18, 2005, that certain Second Supplemental Indenture, dated as of February 24, 2005, that certain Third Supplemental Indenture, dated as of July 29, 2005, that certain Fourth Supplemental Indenture, dated as of June 29, 2006, and that certain Fifth Supplemental Indenture, dated as of October 23, 2006 (as amended and supplemented, the “Indenture”), in each case among the Partnership, the Subsidiary Guarantors and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee (the “Trustee”). The Notes are being sold pursuant to an Underwriting Agreement, dated October 18, 2006 (the “Underwriting Agreement”), among the Partnership, the Subsidiary Guarantors and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc. and UBS Securities LLC, as representatives of the underwriters (the “Underwriters”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited

Partnership of the Partnership and the respective certificates of limited partnership, incorporation or formation, as applicable (or similar organizational documents), of each of the Subsidiary Guarantors, as each is currently in effect, (ii) the Amended and Restated Agreement of Limited Partnership of the Partnership and the respective agreements of limited partnership, bylaws or operating agreements, as applicable (or similar organizational documents), of each of the Subsidiary Guarantors, as each is currently in effect, (iii) the Registration Statement on Form S-3 (File No. 333-136429) filed by the Partnership and the Subsidiary Guarantors under the Securities Act (the “Registration Statement”), (iv) the Underwriting Agreement, (v) the Indenture and (vi) the form of the Securities. We have also examined originals, or copies certified to our satisfaction, of such records of the Partnership and the Subsidiary Guarantors and other instruments, certificates of public officials and representatives of the Partnership and the Subsidiary Guarantors and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us a copies. As to certain facts material to this opinion, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Partnership and the Subsidiary Guarantors.

On the basis of and subject to the foregoing, we are of the opinion that, when the Securities have been duly authenticated in accordance with the terms of the Indenture and delivered against payment therefor, the Securities will be valid and binding obligations of the Partnership and the Subsidiary Guarantors (as applicable), entitled to the benefits of the Indenture and enforceable against the Partnership and the Subsidiary Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinions are limited to the laws of the United States and the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ WINSTON & STRAWN LLP